EXHIBIT 15.3

April 29, 2022

I-Mab 天境生物

55th – 56th Floor, New Bund Center

555 West Haiyang Road

Pudong District, Shanghai

People’s Republic of China

Dear Sir/Madam:

I-MAB 天境生物 (the Company)

We are attorneys-at-law qualified to practice in the Cayman Islands and have acted as Cayman Islands legal advisers to the Company in connection with the filing by the Company with the United States Securities and Exchange Commission (the SEC) of an annual report on Form 20-F for the year ended 31 December 2021 (the Form 20-F).

We hereby consent to the reference of our name under the heading “Item 5. Operating and Financial Review and Prospects –Taxation – Cayman Islands” and “Item 10. Additional Information—E. Taxation—Cayman Islands” in the Form 20-F and further consent to the incorporation by reference of the summary of our opinion under those headings into the Company’s Registration Statements on Form S-8 (No. 333-239871 and No. 333-256603) and Form F-3 (No. 333-252793).

We consent to the filing with the SEC of this consent letter as an exhibit to the Form 20-F. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully

/s/ Harney Westwood & Riegels

Harney Westwood & Riegels